  SWIFT ENERGY COMPANY
N E W S

FOR IMMEDIATE RELEASE
COMPANY CONTACT
Scott A. Espenshade
Director of Corporate Development
   and Investor Relations
(281) 874-2700, (800) 777-2412

SWIFT ENERGY ANNOUNCES:
 2007 RECORD RESERVES AND PRODUCTION
AND NON-CASH CHARGE ON NEW ZEALAND
DISCONTINUED OPERATIONS

HOUSTON, February 6, 2008 – Swift Energy Company (NYSE: SFY) announced today that its year-end 2007 reserves total a record 150.1 million barrels of oil equivalent (“MMboe”) (900.7 Billion cubic feet equivalent of natural gas (“Bcfe”)), an increase of 10 percent over year-end 2006 levels. Swift Energy’s 2007 total production increased to 12.0 MMboe (72.0 Bcfe), also a record, and a 3% increase over 2006 levels, with approximately 10.6 MMboe (63.7 Bcfe) produced domestically and 1.4 MMboe (8.3 Bcfe) produced in New Zealand.

The Company also announced today that given the pending sale of its New Zealand assets its New Zealand activities are being accounted for as “discontinued operations” in 2007. As announced in mid-December, Swift Energy executed definitive agreements to sell certain of Swift Energy’s New Zealand assets for a minimum of $87.8 million effective December 1, 2007, representing the major portion of its assets there. This sale is anticipated to close before March 31, 2008.  This asset sale will result in a non-cash charge of $131 million charge (net of tax-effects) in the fourth quarter of 2007, based on the difference between the recorded value of these New Zealand assets and the expected sales proceeds from their sale.  As previously announced, Swift Energy expects to realize total cash proceeds of between $100 and $110 million from the sale of all of its New Zealand assets and any additional proceeds beyond this initial $87.8 million will be reflected as a gain from discontinued operations upon the execution of definitive agreements, anticipated to be in place later this year. All future corporate results will be of Swift Energy’s continuing domestic operations, and New Zealand results will be reclassified into discontinued operations for all periods presented.

Terry Swift, Chairman and CEO, commented “Swift Energy has completed another successful year with record reserves and production for 2007.  More importantly, we have continued to focus our efforts in Louisiana and Texas, which have been driving strong domestic results for the Company over the past several years.  We have also built a diversified portfolio of opportunities in our core regions where Swift Energy can continue to enhance the value of our producing assets for our shareholders.”

Swift Energy’s year-end 2007 reserves consist of 133.8 MMboe (802.7 Bcfe) of domestic reserves and 16.3 MMboe (98.0 Bcfe) of New Zealand reserves.  This compares to 2006 year-end reserves of

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118.4 MMboe (710.5 Bcfe) domestically and 17.7 MMboe (106.4 bcfe) in New Zealand. Swift Energy’s proved reserves are prepared by internal engineers and are audited annually by its outside engineering firm, H. J. Gruy and Associates.  Swift Energy’s year-end 2007 domestic proved reserves were valued at approximately $3.8 billion of present value discounted at 10% per year (PV-10), compared to $2.4 billion for the Company’s 2006 year-end domestic reserves. Domestic pricing for reserves and PV-10 calculations utilized $93.24 per barrel for crude oil and $6.65 per Mcfe for natural gas in 2007, compared to $60.07 per barrel and $5.84 per Mcfe at year-end 2006.

Swift Energy’s domestic reserves are 48% proved developed and are comprised 44% of crude oil, 43% of natural gas and 13% of natural gas liquids.  Swift Energy’s 2007 domestic capital spending is expected to be reported at $703.2 million, which implies a domestic 2007 finding and development cost of $27.00 per Boe. Finding and development costs for 2007 were calculated by dividing the sum of development, exploration and acquisition capital costs by the sum of reserve extensions, discoveries, acquisitions and revisions for the year. Consistent with industry practice, future capital costs to develop proved undeveloped reserves were not included in calculating costs incurred.

Fourth quarter 2007 production totaled approximately 3.1 MMboe (18.6 Bcfe) virtually the same as the 3.1 MMboe (18.6 Bcfe) produced in the fourth quarter of 2006.  Fourth quarter 2007 production consisted of 2.8 MMboe (16.7 Bcfe) domestically, which increased 7 percent, and 0.3 MMboe (1.8 Bcfe) produced in New Zealand, a 38% decline both as compared to fourth quarter 2006 levels.   In the fourth quarter 2007, Swift Energy reduced the choke-size of several wells in the Newport area to preserve reservoir pressure, as previously announced, and in anticipation of the pressure maintenance program that will commence with the Westside facility start-up in the Lake Washington field by mid-year 2008.  Compounded by abnormally low water temperatures along with increased drag in flow lines, fourth quarter 2007 production at our Lake Washington field was 0.261 MMboe lower than in the prior year’s fourth quarter production.  The Westside facility and related planned activities for 2008 are expected to improve the majority of these production constraints.

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on oil and natural gas reserves in the onshore and inland waters of Louisiana and Texas. Over the Company’s 28-year history, Swift Energy has shown long-term growth in its proved oil and gas reserves, production and cash flow through a disciplined program of acquisitions and drilling, while maintaining a strong financial position.

SWIFT ENERGY COMPANY
Reconciliation of PV-10 Value to Standardized Measure of Discounted Future Net Cash Flows
December 31, 2007
(Unaudited)
(In Millions)

Domestic
PV-10 Value	$3,789
Future Income Taxes (discounted at 10% per year)	(1,211)
Asset Retirement Obligation (discounted at 10% per year)	(38)
Standardized Measure of Discounted Future Net
Cash Flows relating to oil and gas reserves	$2,540

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This material includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, or other statements other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of the Company with the Securities and Exchange Commission.

        16825 Northchase Drive, Suite 400 Houston, Texas 77060

        www.swiftenergy.com